Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH, PRESIDENT & CEO LLOYD W. BAKER, CFO (509) 527-3636
NEWS RELEASE

Banner Corporation Announces Election of Directors

WALLA WALLA, WASHINGTON – March 3, 2016 - Banner Corporation (NASDAQ GSM: BANR), the holding company for Banner Bank and Islanders Bank, today announced that in connection with the acquisition of Starbuck Bancshares, Inc. and its wholly-owned subsidiary, AmericanWest Bank, of Spokane, Washington, which was merged with and into Banner Bank on October 1, 2015, the Banner board of directors has appointed David I. Matson, Roberto R. Herencia and Doyle L. Arnold to the Banner board of directors.

David I. Matson is currently a director of First BanCorp PR, where he is Chairman of the Risk and Audit Committees. He previously served as an independent director and Chairman of the Audit Committee of Starbuck Bancshares and AmericanWest Bank. Mr. Matson has more than 34 years of experience as a senior commercial banking executive, beginning his career with UnionBanCal Corporation in 1976. From 2005 until his retirement in 2010, he was the Vice Chairman and Chief Financial Officer of UnionBanCal Corporation and Union Bank of California, N.A. From 1998 to 2005, Mr. Matson was Executive Vice President and Chief Financial Officer. In these capacities, Mr. Matson had direct responsibility for corporate treasury functions, strategic and financial departments, corporate development functions including mergers and acquisitions, the controller’s department, tax department and corporate services. Mr. Matson received dual B.S. degrees in civil engineering and engineering administration from Michigan Technological University and an M.B.A. from Western Michigan University.

Roberto R. Herencia is a financial services industry executive, consultant and thought leader with 30 years of broad experience in the banking industry. He has held the positions of President and Chief Operating Officer of the community banking subsidiary of a top 30 publicly traded bank holding company, CEO of a publicly traded community bank, head of emerging markets at a major domestic and international bank, and consultant to regulators, community banks and private equity investors. Mr. Herencia has been the President and CEO of BXM Holdings, Inc., an investment fund specializing in community banks, since 2010. In 2013, he was elected as Chairman of the Board of Metropolitan Bank Group in Chicago, now Byline Bancorp, and its subsidiary, Byline Bank. In addition, Mr. Herencia serves as Chairman of First Bancorp (NYSE:FBP) and its subsidiary bank, FirstBank Puerto Rico. He also served as an independent director of SKBHC Holdings and was on the board of AmericanWest Bank prior to its merger with Banner. Mr. Herencia was nominated by President Obama to serve as a member of the board of directors of the Overseas Private Investment Corporation (“OPIC”) and was confirmed by the Senate in October 2011 and re-nominated in 2013. He is a Trustee of DePaul University and Northwestern Memorial Foundation in Chicago and serves on the Board of Directors of Junior Achievement of Chicago, the Navy Pier Corporation in Chicago, and Operation Hope in Los Angeles. He is a member of the Finance Council of the Archdiocese of Chicago. Mr. Herencia has received numerous awards for his civic contributions including the Distinguished Corporate Citizenship Award from The Jewish Council on Urban Affairs, the Evy Award from A Silver Lining Foundation and the prestigious Ellis Island Medal of Honor. He graduated magna cum laude and received his B.S.B.A. in finance from Georgetown University and his M.B.A. from the Kellogg School of Management at Northwestern University.

Doyle L. Arnold is a retired executive and board member who has played leadership roles in building several premier financial institutions, including Zions Bancorporation, from which he retired in 2015 as Vice Chairman and Chief Financial Officer. In that role he led the financial and most administrative functions including technology and operations, human resources, and legal services. He oversaw various subsidiary start-up financial technology companies, as well as building and growing the finance, accounting, SEC reporting, investor relations, tax, budgeting, management reporting and acquisitions teams. Mr. Arnold currently serves on the Board of Group 1 Automotive and on the Board of Trustees of Rice University. He is also a board member of The Utah Symphony and Opera. He previously served on and chaired the Board of Identrust, a venture-backed online identity and authentication company. Mr. Arnold was formerly Group Executive Vice President for Corporate Strategy and Development at Bank of America and Director of Corporate Strategy and Director of Internal Audit at Wells Fargo & Company. He also served as Senior Deputy Comptroller of the Currency and executive assistant to the Deputy Secretary of the Treasury during the Reagan administration. Mr. Arnold holds an M.B.A. from Stanford University and a B.A. in economics and mathematics from Rice University.

BANR – Press Release

March 3, 2016

About Banner Corporation

On October 1, 2015, Banner Corporation completed the acquisition of AmericanWest Bank which was merged into Banner Bank, a transformational merger that brought together two financially strong, well-respected institutions and created a leading Western bank. Banner Corporation is now a $9.8 billion bank holding company operating two commercial banks in five Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

Transmitted on Globe Newswire on March 3, 2016 at 1:00 p.m. PST.